Exhibit 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

March 18, 2022 Emersub CX, Inc. 8000 West Florissant Avenue St. Louis, MO 63136

Ladies and Gentlemen:

We have acted as counsel to Emersub CX, Inc. (the “Company”), a Delaware corporation, in connection with the merger (the “Merger”) of Emersub CXI, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the Company, with and into Aspen Technology, Inc. (“AspenTech”) pursuant to the terms of the Transaction Agreement and Plan of Merger dated as of October 10, 2021 (the “Transaction Agreement”) by and among the Company, Merger Sub, Emerson Electric Co., EMR Worldwide Inc. and AspenTech, and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company to be issued in the Merger.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) prior to the issuance of any of the Shares, the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the stockholders of Aspen Technology, Inc. will have adopted the Transaction Agreement in accordance with the General Corporation Law of the State of Delaware, (iii) the transactions contemplated by the Transaction Agreement will have been consummated in accordance with the terms thereof, (iv) all documents submitted to us as originals are authentic and complete, (v) all documents submitted to us as copies conform to authentic, complete originals, (vi) all signatures on all documents that we reviewed are genuine, (vii) all natural persons executing documents had and have the legal capacity to do so, (viii) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (ix) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we advise you that, in our opinion, the Shares, when issued and delivered in accordance with the terms and conditions of the Transaction Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP